Exhibit 99.1

Kona Grill Reports Fourth Quarter and Full Year 2012 Results

Q4 Income from Continuing Operations up 18% to $884,000 or $0.10 per Share

2012 Income from Continuing Operations up 127% to $5.3 million or $0.59 per Share

Company Initiates 2013 New Store Guidance of 2 Restaurants

SCOTTSDALE, AZ, February 19, 2013—Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported results for its fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Highlights vs. Year-Ago Quarter

●	Same-store sales increased 10 basis points excluding the effect of the Chandler location remodel, lapping 7.8% same-store sales growth,

●	Income from continuing operations increased 18% to $884,000 or $0.10 per share, and

●	Signed a new restaurant lease in Boise, Idaho which is expected to open in the fourth quarter of 2013.

Management Commentary

“Our continued focus on innovative menu offerings, guest service initiatives and prudent expense management helped drive yet another strong quarter of earnings,” said Berke Bakay, president and CEO of Kona Grill. “Although we continued to face a challenging sales environment, the fourth quarter represented our ninth consecutive quarter of positive same-store sales.

“We have also achieved our second sequential year of profitability and record annual income from continuing operations, which was up 127% to $0.59 per share. This strong earnings improvement is attributed to our focus on building sales, while also being disciplined with our costs.

“We completed the remodel of our Chandler restaurant in November, and have received very favorable guest feedback. The remodel incorporated modern design elements, including a new lounge area, as well as a revamped bar and patio. Altogether, we expect the remodel to translate into increased guest activity.

“We continue to focus on our growth strategy and are diligently evaluating several prospective locations, including multiple sites in the state of Texas. We currently expect to open two new restaurants in 2013.”

Fourth Quarter 2012 Financial Results

Restaurant sales in the fourth quarter of 2012 were $23.0 million compared to $23.1 million in the fourth quarter of 2011. Excluding the effect of the Chandler, Arizona store remodel, same-store sales increased 10 basis points, with higher average guest check partially offsetting a slight decline in guest traffic. The 10 basis point increase laps a 7.8% increase in the fourth quarter of 2011. The company estimates same-store sales for the fourth quarter would have increased approximately 100 basis points excluding the impact of inclement weather, including Hurricane Sandy.

Income from continuing operations in the fourth quarter of 2012 increased 18.3% to $884,000 or $0.10 per share, compared to $747,000 or $0.08 per share in the year-ago quarter. Net income in the fourth quarter of 2012 increased 13.9% to $851,000 or $0.10 per share, compared to net income of $747,000 or $0.08 per share in the year-ago quarter.

During the fourth quarter, the company repurchased 76,000 shares at an average cost of $8.43 per share under a $5.0 million stock repurchase program that was initiated in May 2012. In total, the company has repurchased 363,000 shares for $3.0 million under the current program.

At December 31, 2012, cash and cash equivalents totaled $8.0 million compared to $6.3 million at December 31, 2011. Total debt was $0.4 million at December 31, 2012, compared to $0.1 million at December 31, 2011. The company has not drawn on its $6.5 million credit line.

Full Year 2012 Financial Results

Restaurant sales in 2012 increased 2.5% to $96.0 million compared to $93.7 million in 2011. Same-store sales increased 2.7% primarily due to a 2.5% increase in guest traffic, which laps an 8.8% same-store sales increase in 2011.

Income from continuing operations in 2012 increased 127% to $5.3 million or $0.59 per share, compared to $2.3 million or $0.24 per share in 2011. Net income for 2012 increased 136% to $4.8 million or $0.54 per share, compared to net income of $2.0 million or $0.21 per share in 2011.

Financial Guidance

For the first quarter of 2013, the company expects restaurant sales of $23.9 million, compared to $24.2 million in the same year-ago quarter and flat same-store sales, excluding the extra day due to leap year in 2012. The company also expects net income of $0.9 million or $0.11 per share.

Conference Call

The company will host a conference call to discuss these results today at 5:00 p.m. Eastern time.

Dial toll-free: 1-877-941-1427

Toll/international: 1-480-629-9664

Conference ID #: 4590945

The conference call will be broadcast simultaneously and available for replay via the Investors section of the company's website at www.konagrill.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through Tuesday, March 19, 2013.

Toll-free replay number: 1-877-870-5176

Toll/International replay number: 1-858-384-5517

Replay #: 4568022

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our future financial performance and growth goals for 2013, including but not limited to those relating to our sales trends and projected earnings for the first quarter of 2013 and expectations of new store openings in 2013. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)

ASSETS
Current assets	$9,586	$7,709
Other assets	812	694
Property and equipment, net	28,927	32,944
Total assets	$39,325	$41,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$8,556	$10,089
Long-term obligations	11,901	13,574
Stockholders’ equity	18,868	17,684
Total liabilities and stockholders’ equity	$39,325	$41,347

KONA GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Restaurant sales	$22,987	$23,065	$96,021	$93,657
Costs and expenses:
Cost of sales	6,397	6,242	26,246	25,579
Labor	7,769	7,531	31,968	30,896
Occupancy	1,603	1,448	6,253	6,573
Restaurant operating expenses	3,286	3,435	13,534	13,977
General and administrative	1,671	2,248	7,037	8,395
Depreciation and amortization	1,439	1,436	5,749	5,856
Insurance recoveries and other	(19)	-	(120)	-
Total costs and expenses	22,146	22,340	90,667	91,276
Income from operations	841	725	5,354	2,381
Nonoperating income (expense):
Interest income and other, net	1	1	1	3
Interest expense	(42)	(14)	(67)	(61)
Income from continuing operations before provision for income taxes	800	712	5,288	2,323
Provision for income taxes	(84)	(35)	36	9
Income from continuing operations	884	747	5,252	2,314
Loss from discontinued operations, net of tax	(33)	-	(466)	(288)
Net income	$851	$747	$4,786	$2,026

Net income per share - Basic
Income from continuing operations	$0.10	$0.08	$0.60	$0.25
Loss from discontinued operations, net of tax	-	-	(0.05)	(0.03)
Net income	$0.10	$0.08	$0.55	$0.22

Net income per share - Diluted
Income from continuing operations	$0.10	$0.08	$0.59	$0.24
Loss from discontinued operations, net of tax	-	-	(0.05)	(0.03)
Net income	$0.10	$0.08	$0.54	$0.21

Weighted average shares outstanding:
Basic	8,579	9,294	8,726	9,242
Diluted	8,686	9,445	8,868	9,428

Comprehensive income	$851	$747	$4,786	$2,026

Reconciliation of Restaurant Operating Profit to Income from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, insurance recoveries and other and depreciation and amortization. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Restaurant sales	$22,987	$23,065	$96,021	$93,657
Costs and expenses:
Cost of sales	6,397	6,242	26,246	25,579
Labor	7,769	7,531	31,968	30,896
Occupancy	1,603	1,448	6,253	6,573
Restaurant operating expenses	3,286	3,435	13,534	13,977
Restaurant operating profit	3,932	4,409	18,020	16,632
Deduct - other costs and expenses:
General and administrative	1,671	2,248	7,037	8,395
Depreciation and amortization	1,439	1,436	5,749	5,856
Insurance recoveries and other	(19)	-	(120)	-
Income from operations	$841	$725	$5,354	$2,381

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	27.8	27.1	27.3	27.3
Labor	33.8	32.7	33.3	33.0
Occupancy	7.0	6.3	6.5	7.0
Restaurant operating expenses	14.3	14.9	14.1	14.9
Restaurant operating profit	17.1	19.1	18.8	17.8
Deduct - other costs and expenses:
General and administrative	7.3	9.7	7.3	9.0
Depreciation and amortization	6.3	6.2	6.0	6.3
Insurance recoveries and other	(0.1)	-	(0.1)	-
Income from operations	3.7%	3.1%	5.6%	2.5%

Certain amounts do not sum to total due to rounding

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com